Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement No. 333-224329 on Form F-3 of The Bank of N.T. Butterfield & Son Limited of our report dated May 19, 2020, relating to the consolidated financial statements of Butterfield Bank (Channel Islands) Limited (formerly ABN AMRO (Channel Islands) Limited) as of and for the year ended December 31, 2018 appearing in this Report on Form 6-K of The Bank of N.T. Butterfield & Son Limited.

/s/ Ernst & Young LLP

Guernsey
June 4, 2020